Exhibit 99.2

ASHFORD HOSPITALITY TRUST
Fourth Quarter 2004 Conference Call Script
March 10, 2005; 10:00 a.m. C.S.T.

Introductory Comments — Tripp Sullivan

Good morning and welcome to this Ashford Hospitality Trust conference call to review the Company’s results for the fourth quarter of 2004. On the call this morning will be Monty Bennett, president and chief executive officer, Doug Kessler, chief operating officer and head of acquisitions and David Kimichik, chief financial officer and head of asset management. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were released yesterday evening in a press release that has been covered by the financial media.

As we start, let me express that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control. These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-3, and from time to time, in Ashford’s other filings with the Securities and Exchange Commission.

The forward-looking statements included in this conference call are only made as of the date of this call. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

I will now turn the call over to Monty Bennett. Please go ahead, Monty.

Introduction — Monty Bennett

Good Morning. Today we will discuss our operating performance for the quarter and year, provide an update on our investment activity, assess our investment plan for 2005, and announce our first quarter dividend.

Our firm has a unique strategy. Many of our competitors in the hotel industry seek to be property aggregators in one segment or another. We see ourselves as more opportunistic, making us more likely to sell assets sooner, redeploying capital into more profitable areas, and finding unique ways to make money. We shift our investing between ownership and lending as well as from segment to segment based on current market conditions. Currently financing is incredibly competitive in the industry, which makes it more attractive for us to be a borrower than a lender. We are also seeing other creative ways to take advantage of what we see as an anomaly in the marketplace — ten year CMBS debt at 75% LTV being priced below T+100.

We continue to remain strategic in our actions. For example, we originated a $15 million loan on the Hotel Teatro and sold off the $10 million first mortgage. We bought the Sheraton Bucks County office building and hotel complex and successfully sold off the office building. We will shortly close the FGS transaction and have designated 8 of the 21 assets as non-core and candidates for sale or major repositioning.

During the last call, I referred to the third quarter as one of our most active and successful quarters since completing our IPO, but we have eclipsed that level of activity in the fourth. We made tremendous progress in executing our investment plan and showed significant improvement in RevPAR and hotel operating profit.

Industry predictions are still very strong with overall RevPar growth of almost 8% in 2005 according to PKF Consulting’s Hospitality Research Group, one of the oldest and most respected hospitality research organizations in the country.

RevPAR for our hotels not under renovation was up 8.9% for the quarter year over year and hotel-level operating profit for hotels not under renovation increased by 450 basis points from 25.0% to 29.5% on a pro forma and run-rate basis for the quarter. While this is certainly strong growth, we do not believe our properties have fully reflected the positive benefit from the completed renovations and changes in management. The out-sized improvement in hotel operating margins, however, is an excellent first indicator, and we will work to extend the RevPAR penetration of our hotels in 2005.

These fundamental metrics of RevPAR and hotel level operating profit show that our asset base is solid. Also, our first mortgage and mezzanine loan portfolio currently yields over 13% unleveraged, a 160 basis point improvement over the fourth quarter.

We completed a total of $890 million in investments to date. As Doug will discuss in a moment, the fourth quarter and the first quarter to date have been particularly active.

We declared a common stock dividend of 15 cents in the fourth quarter and are increasing it by one cent per share to 16 cents for the first quarter of 2005. Based upon our closing price as of yesterday, this equates to a 6.4% annualized yield. For a company such as ours with a growing portfolio and active investment program, we believe that yield provides an attractive total return potential in 2005 and beyond for our shareholders.

I will now turn the call over to our Chief Financial Officer, David Kimichik.

Financial Review — David Kimichik

Good Morning. For the fourth quarter we reported a net loss of $794,000 or 3 cents per share; FFO of $3,364,000 or 11 cents per share; and EBITDA of $9,402,000.

Included in these results is the recurring non-cash expense of $965K, or 3 cents per share, for the ongoing amortization of deferred loan costs.

As of December 31st, the Company had total assets of $596M including $61M of cash. This is up from total assets of $571M at the end of the third quarter.

The increase in assets is the result of the acquisition of the 654 room Hyatt Anaheim for $81M that occurred in October. Currently we have a total cash balance including restricted cash of approximately $75M.

As of December 31st, we had $301M of mortgage debt, leaving net debt to enterprise value at 38% at the end of the quarter. This debt was paid down to $260M in January subsequent to the completion of our follow-on common stock offering. Our blended annual interest cost is approximately 5%. Approximately, $105M of our $149M of floating debt contains an interest rate cap and $32M of our floating debt is naturally hedged by virtue of being secured by a portion of our floating rate mezzanine loan portfolio. We are pleased to report that 95% of our current debt is either fixed, capped or hedged. The Company currently has zero principal outstanding on our $60M credit facility.

Not only do we currently have low leverage, we also have the ability to raise equity capital at our discretion pursuant to agreements in place with Security Capital, by issuing to them up to $65M more of our Series B Preferred Stock, and $19M of additional common stock.

Currently we have 36.2M common shares outstanding, 2.3M Series A preferred shares outstanding, 1M Series B preferred shares outstanding and 6.1M OP units issued.

Following the closing of the FGS and Santa Fe acquisitions, we will have total investments of $890M and total debt of $410M with our debt to total enterprise value being 45% based upon our stock closing price yesterday. At that point in time our fixed rate debt will be 61% of our total debt. Our annual cost of debt will be 5.8%. Also, in conjunction with the FGS transaction the Company will be issuing approximately $5M additional OP units to the sellers.

Following the FGS transaction we will have agreements for management with 6 different companies. Remington Hospitality and Lodging will manage 36 of our properties, Noble manages 4 of our properties, Sivica Hospitality (the successor to Day Hospitality) manages 4 of our properties, Dunn Hospitality manages 9 of our properties and Buccini/Pollin and Hyatt Hotel Corp. each manage 1 of our properties.

As of December 31st we owned a position in 7 mezzanine and first mortgage loans with total principal outstanding of $80M.

For the fourth quarter we had excellent news from the operating results of our 33 owned assets. Proforma RevPAR for the entire portfolio was up 5.1% during the fourth quarter as compared to fourth quarter 03 and for the hotels not under renovation, which is all but 3 hotels, the RevPAR was up 8.9%. The increase was equally attributable to increases in both occupancy and average rate.

Proforma Hotel operating profit for the entire portfolio was up approximately $1.3M for the quarter, or 15% when compared to fourth quarter 03. For the hotels not under renovation the operating profit was up $1.7M or 25%. This was the result of both increases in revenue as well as enhanced flow through.

For the fourth quarter we reported CAD of $3,495,000 or 11 cents per share and announced and paid a dividend of 15 cents per share. CAD for the full year 2004 was 44 cents per share while Dividends for the year equaled 45 cents per share. This represented a 102% payout rate on our full year CAD on a partially invested basis.

Lastly as of this point in time the company fully expects to get a positive review from our external auditors of our compliance with section 404 of Sarbanes Oxley.

I’d now like to turn it over to Doug Kessler to discuss our ongoing investment plan.

Investment Highlights — Douglas Kessler

Thank you, David, and good morning.

Since Ashford’s formation, we have focused on building a high yielding, quality portfolio of assets. We believe in the benefits of diversity in our investments — by capital structure, geography, and segment. With a combination of portfolio and one-off transactions over the last several months, and continued growth in our hotel lending, we have done exactly that.

The level of investment activity since our last conference call has been our highest by far since going public. I’d have to say rather emphatically that we’re getting our fair share of deals at attractive yields with capital appreciation opportunities. As a result of our diverse investment platform and the expanding relations we are establishing with hotel owners and borrowers, we continue to source deals in many cases directly or pre-empt a widely marketed sale.

In October, we closed our largest single asset acquisition — the $81 million purchase of the Hyatt Orange County. The renovation of the property was not completed until December, and as a result we saw very little contribution in the quarter. We expect 2005 to reflect the benefit from the addition of this asset and the renovation.

We followed up this acquisition with the announcement of a 21-hotel portfolio acquisition for $250 million. Details on this transaction have already been announced and are in yesterday’s earnings release. We expect this deal to close before the end of this month. The closing is a few weeks later than we had originally targeted mainly due to the time required to obtain lender, servicer, and rating agency approvals for the debt assumption.

Our investment pace hasn’t let up since the end of the year. Last month, we originated an $8 million mezzanine loan on the Viceroy Santa Monica, a luxury boutique hotel owned and managed by The Kor Group. This was a high profile deal for our hotel lending program and was priced at an attractive rate of 912.5 basis points over LIBOR.

Just yesterday, we announced an agreement to acquire the Santa Fe Hilton for $18.2 million, or $116,000 per key. Following a minor renovation and change in management, we believe there is a significant opportunity to increase RevPAR penetration and EBITDA flow through.

When these latest acquisitions are closed, we will have 55 direct hotel investments containing over 9,300 rooms across 18 brands and four independents. Over 78% of the portfolio is in the full service segment, 18% in the select service segment, and 4% in the extended stay segment. Approximately 62% of our rooms are Hilton, Marriott, Starwood, or Hyatt branded with the rest being a variety of other brands. Our portfolio consists of some of the highest forecast RevPAR growth segments with 43% of our portfolio upper-upscale and 38% upscale. Our direct hotels are diversified by geography, market location, and demand generators.

We continue to believe that this diversification, which is different from many of our peers, optimizes shareholder returns and enables our management team to avoid being “boxed-in” when it comes to finding the best investments for our capital.

Clearly, with over 90% of our investments in direct hotels we have focused on this part of the capital structure. However, our 10% allocation to date in debt investments remains a strategic component of our platform. Given where we continue to see opportunities in the market, we believe this is the appropriate mix of investments at this time.

Market awareness of our lending program continues to grow, and we are now originating loans and offering term sheets at a faster pace than any time in the past 12 months. We have a solid pipeline of potential loan originations. To this point, our loan portfolio of $88 million and our loan pipeline is comprised almost entirely of mezz. Our loan portfolio currently yields 13%, so we are definitely seeing some favorable returns in this investment class. We continue to see financing opportunities consistent with our targeted range. To date, our pricing is based upon a grid with the minimum spread above LIBOR of 900 basis points for mezzanine loans. The loan portfolio consists of 20 different hotels containing over 6600 rooms across 7 different brands and three independents.

As the lodging market continues to improve, we expect that first mortgage opportunities and even some sale-leaseback transactions could be more likely later in the year. Our targeted allocation for loans in 2005 will most likely be at or below the bottom end of the 10-30% range we originally anticipated for at least the first half of the year.

In addition to our active investment pace, we also completed several transactions to fund our growth. During the quarter, we arranged a private placement with Security Capital to sell up to $75 million of Series B preferred stock. This was a two-stage transaction with the first tranche representing $20 million. The initial funding occurred on December 30 for $10 million and the second will be available for disbursement by June 30. The remaining $55 million will be funded based on certain criteria between the closing of the FGS transaction and December 23, 2005.

Subsequent to year-end, we completed a follow-on offering of 10,350,000 shares that raised $94.3 million in net proceeds. There is an agreement in place to sell Security Capital 20% of the equity offering which will increase funds available for transactions.

Our debt and equity arrangements enable Ashford to access capital and match-fund concurrently with new investments. As we execute our investment strategy in 2005, we expect to continue to evaluate capital alternatives to efficiently fund our investment pace.

I will now turn the call back to Monty for some brief concluding remarks.

Concluding Remarks — Monty Bennett

2005 should continue to be a year of ramping up FFO growth with the transactions we have announced starting to contribute to our results in the second and third quarters. The renovations we have completed should also position us for year-over-year growth in RevPAR in our existing portfolio — the fourth quarter operating results are an early indication of the impact repositioning can have.

We remain reluctant to provide earnings guidance due to the continued noise in our numbers, which includes a rapidly growing portfolio and disruption due to ongoing renovation work. However, some of you have asked that I provide guidance in those areas that I can, such as dividend policy and more specific information regarding those assets under renovation. At the end of the Fourth quarter, I indicated that while we were raising our dividend from 14 cents to 15 cents per share per quarter, we would like to raise our dividend to as much as 18 cents per share throughout the year, giving guidance that our dividend would increase by zero to three cents per share during 2005. Last night we announced that our first quarter dividend would be 16 cents per share, another one cent increase. Our guidance remains the same in that through 2005 our dividend will increase anywhere from zero to two cents from the 16 cent level. Ultimately, we would like to stabilize our dividend at the 80 — 85% of CAD level, although for the short term, the dividend may be a bit higher percentage-wise because of seasonality and partially invested capital. More likely than not, at the end of this year we will set our dividend for the full year 2006 and would review our dividend levels annually rather than quarterly.

We continue to have properties that move in and out of major renovations. During the Fourth quarter we had only three assets under renovation, but this included the relatively large Hyatt Anaheim. For the first quarter, two of these assets, the Sheraton Bucks County and Phoenix Airport Embassy Suites, will be continuing to be under renovation, as well as eight select service hotels purchased from Dunn Hospitality last year. We expect all of these assets to be under renovation in the second quarter as well except for the Phoenix Airport Embassy Suites. Regarding the 13 core hotels in the FGS portfolio, we are still evaluating which would be the best time for those assets to go under renovation. The impact to earnings on those assets would most likely occur in the 3rd and 4th quarters of this year as well as the first quarter of 2006.

We have significant growth capacity, considering that we have a number of properties unleveraged, quite a bit of cash on the balance sheet, and access to another $65 million of Security Capital’s convertible preferred facility as well as $19 million of common through Security Capital. All told, we have dry powder of approximately a half a billion dollars. The pipeline remains significant in size as we continue to source attractive opportunities. It is hard to say exactly how much we will invest this year, but I will be surprised if it was not in the several hundred million dollar range, in addition to the FGS transaction.

That covers our prepared remarks. We will now answer any questions you may have.

Ending — Monty Bennett

Thank you for your participation today and your interest in Ashford Hospitality Trust. We look forward to speaking with you again on our first quarter conference call.